HNI Corporation 600 East Second Street, Muscatine, Iowa 52761, Tel 563 272 7400, Fax 563 272 7347, www.hnicorp.com

News Release

For Information Contact:
Marshall H. Bridges, Senior Vice President and Chief Financial Officer (563) 272-7400
Matthew S. McCall, Vice President, Investor Relations and Corporate Development (563) 275-8898

HNI CORPORATION REPORTS EARNINGS FOR
FOURTH QUARTER AND FISCAL YEAR 2021

MUSCATINE, Iowa (February 28, 2022) – HNI Corporation (NYSE: HNI) today announced sales for the full year ended January 1, 2022 of $2.184 billion and net income of $59.8 million. GAAP net income per diluted share was $1.36, compared to $0.98 in the prior year. Non-GAAP net income per diluted share was $1.63, compared to $1.79 in the prior year. GAAP to non-GAAP reconciliations follow the financial statements in this release.

Fourth quarter sales of $602.9 million were up 7 percent from year-ago levels, and fourth quarter net income was $8.2 million. GAAP net income per diluted share was $0.19, compared to $0.52 in the prior year. Non-GAAP net income per diluted share was $0.43, compared to $0.66 in the prior year.

Fourth Quarter Highlights
•Multiple actions to improve long-term profitability in Workplace Furnishings. Segment profitability in Workplace Furnishings declined in the fourth quarter primarily driven by unfavorable price-cost. During the quarter, the Corporation took several actions to simplify its business and drive long-term profitability:
–Business simplification. The Corporation implemented plans to exit a small office furniture brand and restructure an eCommerce business—both moves are consistent with the Corporation’s broader business simplification and margin-enhancement efforts.
–Price-cost. The Corporation also implemented additional price increases across its brands to address inflationary pressures. As a result, the Corporation expects price-cost to be neutral in the first quarter and a positive contributor to second half 2022 profitability.
–Labor capacity. The Corporation continued efforts to expand capacity, including the start-up of a seating manufacturing facility in Mexico. These efforts are expected to increasingly benefit segment revenue and profit as 2022 progresses.
•High-teens operating profit in Residential Building Products. Production output and revenue in the Residential Building Products segment continued to be negatively impacted by labor availability, supply chain pressures, and COVID outbreaks. Despite these pressures, the segment posted operating profit margin above 18%. For the year, segment operating profit increased 30% to $142 million.

•Increased cash deployment aimed at improving shareholder returns. During the fourth quarter, the Corporation paid dividends of $13 million, repurchased $41 million of its outstanding shares, invested $43 million to acquire two companies (Trinity Hearth & Home and The Outdoor GreatRoom Company), and maintained healthy levels of capital expenditures—all aimed at improving long-term shareholder returns. The late-quarter acquisition of The Outdoor GreatRoom Company, a leading manufacturer and supplier of premium outdoor living products, primarily fire tables and fire pits, positions the Corporation to grow and develop a leading position in this fast-growing market.
•High quality balance sheet. Quarter-ending debt levels were $178 million—unchanged from last quarter and approximately flat compared to the same quarter last year. The Corporation’s gross leverage ratio remained low at 1.0x. Additionally, the Corporation ended the quarter with $54 million of cash.

“In the fourth quarter, we continued to confront inflationary pressures, supply chain constraints, and labor shortages. Through the dedication and effort of our members, we were able to battle through those headwinds and launch initiatives to improve our long-term profitability, including additional pricing actions, restructuring initiatives aimed at simplifying our business, and the completion of multiple acquisitions,” stated Jeff Lorenger, Chairman, President, and Chief Executive Officer.

Fourth Quarter - Financial Performance
(Dollars in millions, except per share data)
	Three Months Ended
	January 1, 2022	January 2, 2021	Change
GAAP
Net Sales	$602.9	$562.1	7.3%
Gross Profit %	32.2%	37.1%	-490	bps
SG&A %	29.2%	30.4%	-120	bps
Restructuring and Impairment Charges %	1.0%	1.1%	-10	bps
Operating Income	$11.9	$31.5	(62.3%)
Operating Income %	2.0%	5.6%	-360	bps
Effective Tax Rate	19.4%	24.2%
Net Income %	1.4%	4.0%	-260	bps
EPS – diluted	$0.19	$0.52	(63.5%)

Non-GAAP
Gross Profit %	33.5%	37.1%	-360	bps
Operating Income	$25.8	$39.5	(34.6%)
Operating Income %	4.3%	7.0%	-270	bps
EPS – diluted	$0.43	$0.66	(34.8%)

Fourth Quarter Summary Comments
•Consolidated net sales increased 7.3 percent from the prior-year quarter to $602.9 million. On an organic basis, sales increased 4.0 percent. The acquisition of Design Public Group ("DPG") in the fourth quarter of 2020 increased year-over-year sales by $10.9 million and the acquisition of multiple building products companies in 2021 increased sales $7.6 million compared to the prior-year quarter. A reconciliation of organic sales, a non-GAAP measure, follows the financial statements in this release.
•Gross profit margin compressed 490 basis points compared to the prior-year quarter, driven by unfavorable price-cost and $7.6 million of charges primarily related to the strategic restructuring of an eCommerce business in the Workplace Furnishings segment.
•Selling and administrative expenses as a percent of sales decreased 120 basis points compared to the prior-year quarter. This decrease was driven by lower core SG&A, lower variable compensation, and higher sales, partially offset by increased freight costs. Included in prior-year quarter SG&A was $1.8 million of one-time costs from exiting workplace furnishings showrooms, driven by conditions related to the COVID-19 pandemic.
•The Corporation recorded $8.2 million of restructuring costs in the current-year quarter, as well as a $5.8 million goodwill impairment charge, in connection with efforts to simplify and improve long-term profitability in the Workplace Furnishings segment. Of these charges, $7.6 million was included in cost of sales. In the prior-year quarter, the Corporation recorded net charges of $6.2 million related to the impairment of goodwill and other assets in the Workplace Furnishings segment.
•Non-GAAP net income per diluted share was $0.43 compared to $0.66 in the prior-year quarter.  The $0.23 decrease was primarily driven by unfavorable price-cost.

Full Year - Financial Performance
(Dollars in millions, except per share data)
	Twelve Months Ended
	January 1, 2022	January 2, 2021	Change
GAAP
Net Sales	$2,184.4	$1,955.4	11.7%
Gross Profit %	34.7%	36.9%	-220	bps
SG&A %	30.5%	31.8%	-130	bps
Restructuring and Impairment Charges %	0.3%	2.0%	-170	bps
Operating Income	$85.4	$61.4	39.2%
Operating Income %	3.9%	3.1%	80	bps
Effective Tax Rate	23.6%	22.9%
Net Income %	2.7%	2.1%	60	bps
EPS – diluted	$1.36	$0.98	38.8%

Non-GAAP
Gross Profit %	35.0%	36.9%	-190	bps
Operating Income	$100.7	$107.0	(5.9%)
Operating Income %	4.6%	5.5%	-90	bps
EPS – diluted	$1.63	$1.79	(8.9%)

Full Year Summary Comments
•Consolidated net sales increased 11.7 percent from the prior year to $2.184 billion. On an organic basis, sales increased 9.3 percent year-over-year. The acquisition of DPG in the fourth quarter of 2020 increased year-over-year sales by $34.9 million and the acquisition of multiple building products companies in 2020 and 2021 increased sales $12.4 million compared to the prior year.
•Gross profit margin compressed 220 basis points compared to the prior year. This decrease was driven by unfavorable price-cost, partially offset by higher Residential Building Products volume and improved net productivity.
•Selling and administrative expenses as a percent of sales decreased 130 basis points compared to the prior year. This decrease was driven by higher Residential Building Products volume and lower core SG&A, partially offset by increased freight costs, the return of costs related to temporary actions taken in the prior year, and higher investment spend. Included in current year and prior year SG&A was $1.4 million and $6.8 million, respectively, of one-time costs driven by conditions related to the COVID-19 pandemic.
•The Corporation recorded $8.2 million of restructuring costs in the current year, as well as a $5.8 million goodwill impairment charge, in connection with business simplification actions taken in the Workplace Furnishings segment. Of these charges, $7.6 million was included in cost of sales. In the prior year, the Corporation recorded net charges of $38.8 million related to impairments of goodwill, intangibles, and other assets in the Workplace Furnishings segment.
•Non-GAAP net income per diluted share was $1.63, compared to $1.79 in the prior year.  The $0.16 decrease was due to unfavorable price-cost along with the return of costs related to temporary actions taken in the prior year and higher investment levels, partially offset by higher Residential Building Products volume, improved net productivity, and lower core SG&A.

Fourth Quarter Orders
•Order growth in the Workplace Furnishings segment moderated during the fourth quarter. When excluding eCommerce and normalizing for the extra week in the fiscal fourth quarter 2020, fourth quarter orders grew six percent year-over-year after increasing 41 percent year-over-year in the third quarter. The Corporation attributes the sequential moderation to timing and uncertainty created by the Omicron variant.
•Orders in the Residential Building Products segment, normalizing for the extra week in the fourth quarter of 2020, increased four percent compared to an elevated prior-year period in which orders grew 20 percent, also adjusted for the extra week.

Workplace Furnishings – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	January 1, 2022	January 2, 2021	Change		January 1, 2022	January 2, 2021	Change
GAAP
Net Sales	$394.0	$365.9	7.7%		$1,434.0	$1,365.7	5.0%
Operating Profit (Loss)	($10.1)	$3.6	(377.5%)		($0.5)	($5.0)	89.1%
Operating Profit (Loss) %	(2.6%)	1.0%	-360	bps	(0.0%)	(0.4%)	40	bps

Non-GAAP
Operating Profit	$3.5	$11.6	(69.6%)		$14.5	$39.1	(63.0%)
Operating Profit %	0.9%	3.2%	-230	bps	1.0%	2.9%	-190	bps

Fourth Quarter Summary Comments - Workplace Furnishings
•Workplace Furnishings net sales increased 7.7 percent from the prior-year quarter to $394.0 million. On an organic basis, sales increased 4.7 percent year-over-year. The acquisition of DPG in the fourth quarter of 2020 increased sales by $10.9 million compared to prior-year quarter.
•Workplace Furnishings GAAP operating profit margin compressed 360 basis points versus the prior-year period. On a non-GAAP basis, segment operating margin compressed 230 basis points driven by unfavorable price-cost, partially offset by reduced variable compensation and improved mix.
•The Workplace Furnishings segment recorded $7.9 million of restructuring costs in the current-year quarter, as well as a $5.8 million goodwill impairment charge, in connection with strategic actions to drive business simplification and improve long-term profitability. The prior-year quarter included net charges of $6.2 million related to the impairment of goodwill and other assets as well as $1.8 million of one-time costs from exiting workplace furnishings showrooms, driven by conditions related to the COVID-19 pandemic.

Full Year Summary Comments - Workplace Furnishings
•Workplace Furnishings net sales increased 5.0 percent from the prior year to $1.434 billion. On an organic basis, sales increased 2.4 percent year-over-year. The acquisition of DPG in the fourth quarter of 2020 increased sales by $34.9 million compared to prior year.
•Workplace Furnishings GAAP operating profit margin expanded 40 basis points. On a non-GAAP basis, segment operating margin compressed 190 basis points year-over-year, primarily driven by unfavorable price-cost, partially offset by improved net productivity.
•In 2021, the Workplace Furnishings segment recorded $7.9 million of restructuring costs and a $5.8 million goodwill impairment charge in connection with business simplification actions, as well as $1.4 million of one-time costs from exiting workplace furnishings showrooms driven by conditions related to the COVID-19 pandemic. The prior year included net charges of $38.8 million related to the impairment of goodwill and other assets as well as $5.2 million of one-time costs as a result of the COVID-19 pandemic.

Residential Building Products – Financial Performance
(Dollars in millions)
	Three Months Ended				Twelve Months Ended
	January 1, 2022	January 2, 2021	Change		January 1, 2022	January 2, 2021	Change
GAAP
Net Sales	$209.0	$196.3	6.5%		$750.4	$589.7	27.3%
Operating Profit	$38.1	$44.1	(13.6%)		$141.9	$109.3	29.8%
Operating Profit %	18.2%	22.5%	-430	bps	18.9%	18.5%	40	bps

Non-GAAP
Operating Profit	$38.1	$44.1	(13.6%)		$141.9	$109.3	29.8%
Operating Profit %	18.2%	22.5%	-430	bps	18.9%	18.5%	40	bps

Fourth Quarter Summary Comments - Residential Building Products
•Residential Building Products net sales increased 6.5 percent from the prior-year quarter to $209.0 million. On an organic basis, sales increased 2.6 percent year-over-year. The acquisition of building products companies in 2021 increased sales $7.6 million compared to prior-year quarter.
•Residential Building Products operating profit margin compressed 430 basis points, driven by unfavorable price-cost and reduced volume due to labor and supply chain constraints, partially offset by lower variable compensation.

Full Year Summary Comments - Residential Building Products
•Residential Building Products net sales increased 27.3 percent from the prior year to $750.4 million. On an organic basis, sales increased 25.2 percent year-over-year. The acquisition of building product companies in 2020 and 2021 increased sales $12.4 million compared to prior year.
•Residential Building Products operating profit margin expanded 40 basis points primarily driven by higher volume, partially offset by unfavorable price-cost.

Concluding Remarks
“I remain optimistic about our opportunities to grow earnings and revenue. During the year we took, and will continue to take, actions to improve our long-term profitability. We ended the year with a strong balance sheet and significant capacity to further deploy capital.

In 2022, HNI is celebrating its 75th anniversary. In 1947, we began as a manufacturing enterprise to employ America’s veterans returning from World War II with the principles of treating everyone equally and respectfully. These founding principles along with a shared relentless focus on our customers have allowed HNI to grow into a leading global family of brands across two industries. As we enter the next 75 years, our focus on members and customers will remain as will our ambition to be a good corporate citizen supportive of our communities and the environment,” Mr. Lorenger concluded.

Fiscal Year 2022 Outlook
Capacity additions and benefits from pricing actions are expected to drive strong revenue growth and accelerating profit improvement as 2022 progresses.
•Workplace Furnishings revenue: pricing benefits, backlog normalization, and assumed market improvements are expected to drive revenue growth rates in the high teens to low twenties for 2022.
•Residential Building Products revenue: pricing benefits, inorganic revenue from acquisitions closed in 2021, and continued benefits from multiple growth initiatives are expected to fuel growth rates in the high teens for 2022, on top of 25 percent organic growth generated by the segment in 2021.
•Seasonality: earnings seasonality is expected to be more weighted to the back half of 2022 than in recent years when approximately 70 percent of total profit was generated during the second half.
•First Quarter 2022: the Corporation expects first quarter profitability to be below levels generated in the comparable prior-year period. On a sequential basis, the benefit from reduced price-cost pressure is expected to be more than offset by continued headwinds from labor availability, supply chain constraints, and COVID impacts, typical seasonal softness in the eCommerce and International Workplace Furnishings businesses, and investment in additional Workplace Furnishings capacity.
•Balance Sheet: the Corporation expects to maintain a strong balance sheet throughout 2022. Low leverage and continued free cash flow generation are expected to provide ample capacity for continued investment, dividend payments, M&A, and share buyback activity.

Conference Call
HNI Corporation will host a conference call on Monday, February 28, 2022 at 10:00 a.m. (Central) to discuss fourth quarter and fiscal year 2021 results. To participate, call 1-855-761-5600 – conference ID number 7175411. A live webcast of the call will be available on HNI Corporation’s website at http://www.hnicorp.com (under Investors – News Releases & Events). A replay of the webcast will be made available at this website address. An audio replay of the call will be available until Monday, March 7, 2022, 10:59 p.m. (Central) by dialing 1-800-770-2030 or 1-647-362-9199 – Conference ID number 7175411.
About HNI Corporation
HNI Corporation (NYSE: HNI) is a manufacturer of workplace furnishings and residential building products, operating under two segments. The Workplace Furnishings segment is a leading global designer and provider of commercial furnishings, going to market under multiple unique brands. The Residential Building Products segment is the nation’s leading manufacturer and marketer of hearth products, which include a full array of gas, electric, wood, and pellet-burning fireplaces, inserts, stoves, facings, and accessories. More information can be found on the Corporation’s website at www.hnicorp.com.

Forward-Looking Statements
This release contains "forward-looking" statements based on current expectations regarding future plans, events, outlook, objectives, financial performance, expectations for sales growth, and earnings per diluted share (GAAP and non-GAAP), including statements regarding the expected effects on the Corporation’s business, financial condition and results of operations from the COVID-19 pandemic. Forward-looking statements can be identified by words including “expect,” “believe,” “anticipate,” “estimate,” “may,” “will,” “would,” “could,” “confident”, or other similar words, phrases, or expressions. Forward-looking statements involve known and unknown risks and uncertainties, which may cause the Corporation’s actual future results and performance to differ materially from expected results. These risks include but are not limited to: the duration and scope of the COVID-19 pandemic, including any emerging variants of the virus, and its effect on people and the economy; potential disruptions in the global supply chain; the effects of prolonged periods of inflation; potential labor shortages; the levels of office furniture needs and housing starts; overall demand for the Corporation’s products; general economic and market conditions in the United States and internationally; industry and competitive conditions; the consolidation and concentration of the Corporation’s customers; the Corporation’s reliance on its network of independent dealers; change in trade policy; changes in raw material, component, or commodity pricing; market acceptance and demand for the Corporation’s new products; changing legal, regulatory, environmental, and healthcare conditions; the risks associated with international operations; the potential impact of product defects; the various restrictions on the Corporation’s financing activities; an inability to protect the Corporation’s intellectual property; cybersecurity threats, including those posed by potential ransomware attacks; impacts of tax legislation; and force majeure events outside the Corporation’s control, including those that may result from the effects of climate change. A description of these risks and additional risks can be found in the Corporation’s annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q. The Corporation assumes no obligation to update, amend, or clarify forward-looking statements, except as required by applicable law.

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Comprehensive Income
(In thousands, except per share data)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net sales	$602,910	$562,139	$2,184,408	$1,955,363
Cost of sales	408,714	353,489	1,427,048	1,234,243
Gross profit	194,196	208,650	757,360	721,120
Selling and administrative expenses	176,007	170,994	665,641	620,927
Restructuring and impairment charges	6,299	6,157	6,299	38,818
Operating income	11,890	31,499	85,420	61,375
Interest expense, net	1,689	1,719	7,153	6,990
Income before income taxes	10,201	29,780	78,267	54,385
Income taxes	1,979	7,207	18,456	12,466
Net income	8,222	22,573	59,811	41,919
Less: Net income (loss) attributable to the non-controlling interest	0	5	(3)	2
Net income attributable to HNI Corporation	$8,222	$22,568	$59,814	$41,917

Average number of common shares outstanding – basic	43,033	42,797	43,438	42,689
Net income attributable to HNI Corporation per common share – basic	$0.19	$0.53	$1.38	$0.98

Average number of common shares outstanding – diluted	43,695	43,220	43,964	42,956
Net income attributable to HNI Corporation per common share – diluted	$0.19	$0.52	$1.36	$0.98

Foreign currency translation adjustments	$311	$1,474	$417	$1,841
Change in unrealized gains (losses) on marketable securities, net of tax	(144)	(4)	(301)	265
Change in pension and post-retirement liability, net of tax	1,238	(920)	1,238	(920)
Change in derivative financial instruments, net of tax	447	126	1,024	(2,266)
Other comprehensive income (loss), net of tax	1,852	676	2,378	(1,080)
Comprehensive income	10,074	23,249	62,189	40,839
Less: Comprehensive income (loss) attributable to non-controlling interest	0	5	(3)	2
Comprehensive income attributable to HNI Corporation	$10,074	$23,244	$62,192	$40,837

HNI Corporation and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	January 1, 2022	January 2, 2021
Assets
Current Assets:
Cash and cash equivalents	$52,270	$116,120
Short-term investments	1,392	1,687
Receivables	239,955	207,971
Allowance for doubtful accounts	(2,813)	(5,514)
Inventories, net	181,591	137,811
Prepaid expenses and other current assets	51,099	37,660
Total Current Assets	523,494	495,735
Property, Plant, and Equipment:
Land and land improvements	30,851	29,691
Buildings	294,545	293,708
Machinery and equipment	593,630	578,643
Construction in progress	29,663	17,750
	948,689	919,792
Less accumulated depreciation	(581,909)	(553,835)
Net Property, Plant, and Equipment	366,780	365,957
Right-of-use Finance Leases	10,173	6,095
Right-of-use Operating Leases	82,881	70,219
Goodwill and Other Intangible Assets	471,502	458,896
Other Assets	43,067	21,130
Total Assets	$1,497,897	$1,418,032

Liabilities and Equity
Current Liabilities:
Accounts payable and accrued expenses	$473,753	$413,638
Current maturities of debt	3,221	841
Current maturities of other long-term obligations	3,910	2,990
Current lease obligations - Finance	2,765	1,589
Current lease obligations - Operating	22,799	19,970
Total Current Liabilities	506,448	439,028
Long-Term Debt	174,608	174,524
Long-Term Lease Obligations - Finance	7,373	4,516
Long-Term Lease Obligations - Operating	63,757	53,249
Other Long-Term Liabilities	80,736	81,264
Deferred Income Taxes	75,008	74,706
Equity:
HNI Corporation shareholders' equity	589,644	590,419
Non-controlling interest	323	326
Total Equity	589,967	590,745
Total Liabilities and Equity	$1,497,897	$1,418,032

HNI Corporation and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(In thousands)

(Unaudited)

	Twelve Months Ended
	January 1, 2022	January 2, 2021
Net Cash Flows From (To) Operating Activities:
Net income	$59,811	$41,919
Non-cash items included in net income:
Depreciation and amortization	83,146	77,683
Other post-retirement and post-employment benefits	1,328	1,472
Stock-based compensation	12,881	7,827
Reduction in carrying amount of right-of-use assets	25,206	22,997
Deferred income taxes	(372)	(12,005)
Impairment of goodwill and intangible assets	5,750	39,580
Other – net	4,047	3,064
Net increase (decrease) in cash from operating assets and liabilities	(59,635)	24,204
Increase (decrease) in other liabilities	(530)	7,728
Net cash flows from (to) operating activities	131,632	214,469

Net Cash Flows From (To) Investing Activities:
Capital expenditures	(53,463)	(32,296)
Acquisition spending, net of cash acquired	(44,552)	(58,258)
Capitalized software	(13,085)	(9,506)
Purchase of investments	(3,411)	(4,222)
Sales or maturities of investments	3,295	3,611
Other – net	210	299
Net cash flows from (to) investing activities	(111,006)	(100,372)

Net Cash Flows From (To) Financing Activities:
Payments of debt	(2,556)	(83,179)
Proceeds from debt	4,966	83,309
Dividends paid	(53,750)	(52,096)
Purchase of HNI Corporation common stock	(59,167)	(6,764)
Proceeds from sales of HNI Corporation common stock	31,135	8,064
Other – net	(5,104)	616
Net cash flows from (to) financing activities	(84,476)	(50,050)

Net increase (decrease) in cash and cash equivalents	(63,850)	64,047
Cash and cash equivalents at beginning of period	116,120	52,073
Cash and cash equivalents at end of period	$52,270	$116,120

HNI Corporation and Subsidiaries
Reportable Segment Data
(In thousands)

(Unaudited)

	Three Months Ended		Twelve Months Ended
	January 1, 2022	January 2, 2021	January 1, 2022	January 2, 2021
Net Sales:
Workplace Furnishings	$393,960	$365,883	$1,433,985	$1,365,711
Residential Building Products	208,950	196,256	750,423	589,652
Total	$602,910	$562,139	$2,184,408	$1,955,363

Income (Loss) Before Income Taxes:
Workplace Furnishings	$(10,117)	$3,646	$(539)	$(4,972)
Residential Building Products	38,105	44,090	141,871	109,321
General corporate	(16,098)	(16,237)	(55,912)	(42,974)
Operating Income	$11,890	$31,499	$85,420	$61,375
Interest expense, net	1,689	1,719	7,153	6,990
Total	$10,201	$29,780	$78,267	$54,385

Depreciation and Amortization Expense:
Workplace Furnishings	$11,920	$11,436	$47,838	$44,615
Residential Building Products	2,598	2,411	10,001	9,386
General corporate	6,618	5,918	25,307	23,682
Total	$21,136	$19,765	$83,146	$77,683

Capital Expenditures (including capitalized software):
Workplace Furnishings	$10,809	$5,848	$34,809	$24,188
Residential Building Products	3,978	2,339	16,091	8,213
General corporate	3,967	1,614	15,648	9,401
Total	$18,754	$9,801	$66,548	$41,802

			As of January 1, 2022	As of January 2, 2021
Identifiable Assets:
Workplace Furnishings			$808,963	$762,780
Residential Building Products			479,462	381,550
General corporate			209,472	273,702
Total			$1,497,897	$1,418,032

Non-GAAP Financial Measures

This earnings release includes certain non-GAAP financial information as defined by Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of this non-GAAP financial information to HNI’s financial statements as prepared in accordance with GAAP are included below and throughout this earnings release. This information gives investors additional insights into HNI’s financial performance and operations. While HNI’s management believes the non-GAAP financial measures are useful in evaluating HNI’s operations, this information should be considered supplemental and not in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. In addition, these measures may be different from non-GAAP financial measures used by other companies, limiting their usefulness for comparison purposes.

To supplement the condensed consolidated financial statements, which are prepared and presented in accordance with GAAP, this earnings release contains the following non-GAAP financial measures: organic sales, gross profit, operating income, operating profit, income taxes, net income, and net income per diluted share (i.e., EPS). These measures are adjusted from the comparable GAAP measures to exclude the impacts of the selected items as summarized in the tables below. Generally, non-GAAP EPS is calculated using HNI’s overall effective tax rate for the period, as this rate is reflective of the tax applicable to most non-GAAP adjustments.

The sales adjustments to arrive at non-GAAP organic sales information included in this earnings release excludes the impact of acquiring Design Public Group ("DPG") and building products companies. The transactions excluded for purposes of other non-GAAP financial information included in this earnings release for certain periods presented include restructuring charges, impairment charges, and/or COVID-19 costs. COVID-19 costs incurred in current and prior periods presented include showroom exit charges and other one-time costs related to the COVID-19 pandemic. Restructuring and impairment charges in the current year periods presented are comprised of costs related to severance, inventory valuation, relocation and new facility setup, and goodwill impairment incurred in connection with business simplification efforts in the Workplace Furnishings segment. Impairment charges incurred in the prior year periods presented are primarily comprised of goodwill and intangible asset impairments.

HNI Corporation Reconciliation
(Dollars in millions)
	Three Months Ended
	January 1, 2022			January 2, 2021
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$394.0	$209.0	$602.9	$365.9	$196.3	$562.1
% change from PY	7.7%	6.5%	7.3%

Less: Acquisitions	(10.9)	(7.6)	(18.5)	—	—	—

Organic Sales (non-GAAP)	$383.0	$201.4	$584.4	$365.9	$196.3	$562.1
% change from PY	4.7%	2.6%	4.0%

HNI Corporation Reconciliation
(Dollars in millions)
	Twelve Months Ended
	January 1, 2022			January 2, 2021
	Workplace Furnishings	Residential Building Products	Total	Workplace Furnishings	Residential Building Products	Total
Sales as reported (GAAP)	$1,434.0	$750.4	$2,184.4	$1,365.7	$589.7	$1,955.4
% change from PY	5.0%	27.3%	11.7%

Less: Acquisitions	(34.9)	(12.4)	(47.3)	—	—	—

Organic Sales (non-GAAP)	$1,399.1	$738.0	$2,137.1	$1,365.7	$589.7	$1,955.4
% change from PY	2.4%	25.2%	9.3%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	January 1, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$194.2	$11.9	$2.0	$8.2	$0.19
% of net sales	32.2%	2.0%		1.4%
Tax %			19.4%

Restructuring charges	7.6	8.2	1.9	6.3	0.14
Impairment charges	—	5.8	1.3	4.4	0.10
Results (non-GAAP)	$201.8	$25.8	$5.2	$18.9	$0.43
% of net sales	33.5%	4.3%		3.1%
Tax %			21.7%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Three Months Ended
	January 2, 2021
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$208.6	$31.5	$7.2	$22.6	$0.52
% of net sales	37.1%	5.6%		4.0%
Tax %			24.2%

Impairment charges	—	6.2	1.6	4.6	0.11
COVID-19 costs	—	1.8	0.4	1.4	0.03

Results (non-GAAP)	$208.6	$39.5	$9.3	$28.5	$0.66
% of net sales	37.1%	7.0%		5.1%
Tax %			24.5%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	January 1, 2022
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$757.4	$85.4	$18.5	$59.8	$1.36
% of net sales	34.7%	3.9%		2.7%
Tax %			23.6%

Restructuring charges	7.6	8.2	1.9	6.3	0.14
Impairment charges	—	5.8	1.3	4.4	0.10
COVID-19 costs	—	1.4	0.4	1.0	0.02

Results (non-GAAP)	$765.0	$100.7	$22.1	$71.5	$1.63
% of net sales	35.0%	4.6%		3.3%
Tax %			23.6%

HNI Corporation Reconciliation
(Dollars in millions, except per share data)
	Twelve Months Ended
	January 2, 2021
	Gross Profit	Operating Income	Tax	Net Income	EPS
As reported (GAAP)	$721.1	$61.4	$12.5	$41.9	$0.98
% of net sales	36.9%	3.1%		2.1%
Tax %			22.9%

Impairment charges	—	38.8	8.9	29.9	0.70
COVID-19 costs	—	6.8	1.6	5.3	0.12

Results (non-GAAP)	$721.1	$107.0	$22.9	$77.1	$1.79
% of net sales	36.9%	5.5%		3.9%
Tax %			22.9%

Workplace Furnishings Reconciliation
(Dollars in millions)
	Three Months Ended			Twelve Months Ended
	January 1, 2022	January 2, 2021	Percent Change	January 1, 2022	January 2, 2021	Percent Change
Operating profit (loss) as reported (GAAP)	($10.1)	$3.6	(377.5%)	($0.5)	($5.0)	89.1%
% of net sales	(2.6%)	1.0%		(0.0%)	(0.4%)

Restructuring charges	7.9	—		7.9	—
Impairment charges	5.8	6.2		5.8	38.8
COVID-19 costs	—	1.8		1.4	5.2

Operating profit (non-GAAP)	$3.5	$11.6	(69.6%)	$14.5	$39.1	(63.0%)
% of net sales	0.9%	3.2%		1.0%	2.9%